Exhibit 10.18.14

OLD DOMINION FREIGHT LINE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE

EFFECTIVE AS OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS

	Annual Cash		Annual Restricted
Director Role	Retainer		Stock Grant Amount
Member (all non-employee directors)	$90,000		$135,000
Lead Independent Director	25,000	(1)	—
Audit Committee Chair	25,000	(1)	—
Compensation Committee Chair	15,000	(1)	—
Governance and Nomination Committee Chair	12,500	(1)	—

1)  Each non-employee Chair of a Board Committee and the Lead Independent Director receives this annual retainer in addition to the $90,000 annual cash retainer paid to all non-employee directors.